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                                                                   Exhibit 99.6

Contact:  David S. Kabakoff
          Executive Vice President
          Dura Pharmaceuticals, Inc.
          (619) 457-2553

              DURA PHARMACEUTICALS, INC. FILES REGISTRATION STATEMENT
                    WITH SPIROS DEVELOPMENT CORPORATION II, INC.

     San Diego, CA - October 10, 1997 - Dura Pharmaceuticals, Inc. (Nasdaq NNM:
DURA) and Spiros Development Corporation II, Inc. (Spiros Corp. II), a separate newly-formed Delaware corporation, today announced the filing of a combined registration statement with the Securities and Exchange Commission (SEC) with respect to a proposed public offering of units. Each unit will consist of one share of callable common stock of Spiros Corp. II and one warrant to purchase one-fourth of one share of Dura common stock. Application has been made to have the units listed for quotation on the Nasdaq National Market under the symbol "SDCO".

     Spiros Corp. II was formed in September 1997 primarily to continue to fund the development of Spiros-TM-, a proprietary pulmonary drug delivery system, and to conduct formulation work, clinical trials and commercialization for four leading asthma drugs (albuterol, beclomethasone, ipratropium and budesonide) and certain combinations and alternative formulations thereof for use in Spiros.

     Dura will receive an option to acquire all (but not less than all) of the shares of the Spiros Corp. II callable common stock through December 31, 2002 at escalating predetermined prices. The Spiros Corp. II callable common stock and the Dura warrants which comprise the units will trade only as units through December 31, 1999 or such earlier date that Dura exercises its purchase option.

     The proceeds from the proposed offering are estimated to be approximately $75 million ($86.25 million if the underwriters' over-allotment option is exercised in full). Spiros Corp. II will receive all of the net proceeds from the proposed offering. Immediately prior to the consummation of the proposed offering, Dura will contribute $75 million in cash to Spiros Corp. II.

     Prior to the closing of the proposed offering and subject to providing formal notice of exercise, Dura intends to exercise its option to purchase all of the outstanding shares of the callable common stock of Spiros Development Corporation (Spiros Corp.), a separate, private company formed in 1995 to develop Spiros, for an estimated purchase price of $45.7 million. Dura expects to record charges to its earnings for the $75 million contribution to Spiros Corp. II and for substantially all of the Spiros Corp. purchase price in the respective periods in which those transactions occur.

     Merrill Lynch & Co. and Donaldson, Lufkin & Jenrette Securities Corp. are managing the offering. A prospectus relating to these securities may be obtained from Merrill Lynch & Co., Prospectus Department, 250 Vesey Street, World Financial Center, North Tower, New York, New York 10281 or from Donaldson, Lufkin & Jenrette

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Securities Corp., 277 Park Ave., New York, New York 10172,  Attention:
Prospectus Department.

     Dura Pharmaceuticals, Inc. is a San Diego based developer and marketer of prescription pharmaceutical products for the treatment of allergies, asthma, and related respiratory conditions. Dura has focused on the U.S. respiratory market because of its size and growth opportunities through two major strategies: (1) acquiring respiratory prescription pharmaceuticals and/or businesses developing or marketing such pharmaceuticals targeted at high-prescribing respiratory physicians, and (2) developing Spiros, a pulmonary drug delivery system.

     A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     Except for the historical and factual information contained herein, the matters discussed in this press release may contain forward-looking statements which involve risks and uncertainties, including the timely development of the Spiros system, competitive products and pricing, Dura's and Spiros Corp. II's limited manufacturing experience, dependency upon third parties and their successful development efforts, and other risks detailed from time to time in the companies' filings with the SEC. Actual results may differ materially from those projected. Forward-looking statements represent the companies' judgment as of the date of this release. Each of Dura and Spiros Corp. II disclaim, however, any intent or obligation to update any forward-looking statements.

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